Exhibit 3

PLEDGE AND SECURITY AGREEMENT

THIS PLEDGE AND SECURITY AGREEMENT (this “Agreement”), dated as of the 27th day of July, 2009 (the “Effective Date”), is made by GREENWOOD HUDSON PORTFOLIO, LLC, a Florida limited liability company (“Pledgor”), in favor of PROGRESS BANK OF FLORIDA, a state chartered bank (“Secured Party”).

RECITALS

A. Pledger is the owner of a stock/investment account held by Merrimac Corporate Securities, Inc., Account Number 48102107 (the “Account”).

B. Secured Party has agreed to provide a loan to Pledger in the amount of $700,000.00 (the “Loan”). As a condition of the Loan, Secured Party has required that Pledgor grant to Secured Party a first-priority security interest in the Account.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Pledgor hereby agrees as follows:

1. Pledge and Grant of Security Interest. Pledgor hereby pledges, assigns, delivers and grants to Secured Party a lien upon, and security interest in, all of Pledgor’s right, title and interest in and to the following, in each case whether now owned or existing or hereafter acquired or arising (collectively, the “Collateral”):

(a) All of Pledgor’s interests in the Account at any time now or hereafter owned by Pledgor, whether voting or nonvoting; all rights to receive interest, income, dividends, distributions, returns of capital and other amounts (whether in cash, securities, property, or a combination thereof) from any of the foregoing; and all other property, from time to time paid or payable or distributed or distributable in respect to the Account (but subject to the provisions of Section 7), including, without limitation, all rights of access to the books and records of the Account; and all other rights, powers, privileges, interests, claims and other property in any manner arising out of or relating to the Account, of whatever kind or character (including any tangible or intangible property or interests therein), and whether provided by contract or granted or available under applicable law in connection therewith, including, without limitation, such member’s rights to vote; together with all certificates, instruments and entries upon the books of financial intermediaries holding or managing the Account, in each case whether now owned or existing or hereafter acquired or arising (collectively, the “Pledged Interests”); and

(b) Any and all proceeds (as defined in the Uniform Commercial Code) of or from the Pledged Interests, and, to the extent not otherwise included in the foregoing (i) all payments under any insurance, indemnity, warranty or guaranty with respect to any of the foregoing Pledged Interest and (ii) all other amounts from time to time paid or payable under or with respect to any of the foregoing Pledged Interest (collectively, the “Proceeds”). For purposes of this Agreement, the term “Proceeds” includes whatever is receivable or received when the upon dividends of the Pledged Interest or when the Pledged Interests are sold, exchanged, collected or otherwise disposed of, whether voluntarily or involuntarily.

2. Security for the Secured Obligations. This Agreement and the Collateral secures the full and prompt payment and performance by Borrower of the Loan.

3. Representations and Warranties. Pledgor represents and warrants as follows:

(a) As of the date hereof, the Pledged Interests required to be pledged hereunder by Pledgor consists of all of the Pledged Interests. The Pledged. Interests are not subject to any preemptive rights, warrants, options or similar rights or restrictions in favor of third parties or any contractual or other restrictions upon transfer.

(b) Pledgor owns all Collateral purported to be pledged by it hereunder, free and clear of any liens except for the liens granted to Secured Party pursuant to this Agreement. No security agreement, financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any government or public office, and Pledgor has not filed or consented to the filing of any such statement or notice, except Uniform Commercial Code financing statements naming Secured Party as secured party.

(c) This Agreement, together with the filing of duly completed Uniform Commercial Code financing statements naming Pledgor as debtor, Secured Party as secured party, and describing such Collateral, in the jurisdiction in which the Company is organized, creates, and at all times shall constitute, a valid and perfected security interest in and lien upon the Collateral in favor of Secured Party, to the extent a security interest therein can be perfected by such filings or possession as applicable, superior and prior to the rights of all other persons therein (except for the security interest created by this Agreement), and no other or additional filings, registrations, recordings or actions are or shall be necessary or appropriate in order to maintain the perfection and priority of such lien and security interest.

(d) No authorization, consent or approval of, or declaration or filing with, any governmental authority is required for the valid execution, delivery and performance by Pledgor of this Agreement, the grant by it of the lien and security interest in favor of Secured Party provided for herein, or the exercise by Secured Party of its rights and remedies hereunder, except for (i) the Uniform Commercial Code filings with respect to any Pledged Interests, as described in subsection (c) above, and (ii) such filings and approvals as may be required in connection with a disposition of any of the Pledged Interests by laws affecting the offering and sale of securities generally.

(e) There are no statutory or regulatory restrictions, prohibitions or limitations on Pledgor’s ability to grant to Secured Party a lien upon and security interest in the Collateral pursuant to this Agreement or on the exercise by Secured Party of its rights and remedies hereunder (including any foreclosure upon or collection of the Collateral), and there are no contractual restrictions on Pledgor’s ability so to grant such lien and security interest.

4. Delivery of Collateral. All documents, records, certificates or instruments representing or evidencing Collateral, if any, shall be delivered to, and held by or on behalf of, Secured Party pursuant to this Agreement, and shall be in the form suitable for transfer by delivery and shall be delivered together other necessary instruments of registration or ownership to Secured Party, and in each case, such other instruments or documents as Secured Party may reasonably request.

5. Covenants.

(a) Unless Secured Party shall have given its prior written consent, Pledgor shall not sell or otherwise dispose of, grant any option with respect to, or pledge, grant any lien or security interest with respect to or otherwise encumber any of the Collateral or any interest therein, except for the security interest created in favor of Secured Party hereunder and, except as may be otherwise expressly permitted in accordance with the terms of this Agreement.

(b) Pledgor agrees that it will, at its own cost and expense, take any and all actions necessary to warrant and defend the right, title and interest of Secured Party in and to the Collateral against the claims and demands of all other Persons.

6. Voting Rights. So long as no Event of Default shall have occurred and be continuing, Pledgor shall be entitled to exercise all voting and other consensual rights pertaining to its Pledged Interests (subject to its obligations under Section 5(a)), and for that purpose Secured Party will execute and deliver or cause to be executed and delivered to Pledgor all such proxies and other instruments as Pledgor may reasonably request in writing to enable Pledgor to exercise such voting and other consensual rights; provided, however, that Pledgor will not cast any vote, give any consent, waiver or ratification, or take or fail to take any action, in any manner that would, or could reasonably be expected to, violate or be inconsistent with any of the terms of this Agreement, or have the effect of impairing the position or interests of Pledgor or Secured Party.

7. Dividends and Other Distributions. So long as no Event of Default shall have occurred and be continuing, all interest, income, dividends, distributions and other amounts payable in cash in respect of the Pledged Interests may be paid to and retained by Pledgor; provided, however, that all such interest, income, dividends, distributions and other amounts shall, at all times after the occurrence and during the continuance of an Event of Default, be paid to Secured Party and retained by it as part of the Collateral (except to the extent applied upon receipt to the repayment of the Secured Obligations). Secured Party shall also be entitled at all times (whether or not during the continuance of an Event of Default) to receive directly, and to retain as part of the Collateral, (i) all interest, income, dividends, distributions or other amounts paid or payable in cash or other property in respect of any Pledged Interests in connection with the dissolution, liquidation, recapitalization or reclassification of the capital of the applicable issuer to the extent representing (in the reasonable judgment of Secured Party) an extraordinary, liquidating or other distribution in return of capital, (ii) all additional Pledged Interests or other securities or property (other than cash) paid or payable or distributed or distributable in respect of any Pledged Interests in connection with any noncash dividend, distribution, return of capital, spin-off, split, split-up, reclassification, combination of shares or interests or similar rearrangement, and (iii) all additional Pledged Interests or other securities or property (including cash) paid or payable or distributed or distributable in respect of any Pledged Interests in connection with any consolidation, merger, exchange of securities, liquidation or other reorganization. All interest, income, dividends, distributions or other amounts that are received by Pledgor in violation of the provisions of this Section shall be received in trust for the benefit of Secured Party, shall be segregated from other property or funds of Pledgor and shall be forthwith delivered to Secured Party as Collateral in the same form as so received (with any necessary endorsements). For purposes of the foregoing provisions of this Section and to the extent applicable thereto, the Borrower hereby waives the requirement of Sections 9-207(c)(l) and (c)(2) of the Uniform Commercial Code that Secured Party apply any money or funds received from the Collateral to reduce the amount of the Secured Obligations.

8. Events of Default. The following shall constitute defaults or events of default under this Agreement (“Events of Default”):

(a) Any failure of the Borrower to make payment on the Loan beyond any applicable grace period; or

(b) Any breach of this Agreement or any other Loan Document associated with the Loan, beyond any applicable grace period;

(c) The Loan exceeds 20% of the then current value of the Collateral (the “LTV Requirement”), which LTV Requirement is not cured or satisfied within ten (10) days of notice to Borrower;

9. Remedies. If an Event of Default shall have occurred and be continuing, Secured Party shall be entitled to exercise in respect of the Collateral all of its rights, powers and remedies provided for herein or otherwise available to it by law, in equity or otherwise, including all rights and remedies of a secured party under the Uniform Commercial Code, and shall be entitled in particular, but without limitation of the foregoing, to exercise the following rights, which Pledgor agrees to be commercially reasonable; however, except in the case of 9(a) below, any such enforcement may only be taken in the context of a judicial action:

(a) To notify the parties obligated on any of the Collateral of the security interest in favor of Secured Party created hereby, and to direct all such Persons to make payments of all amounts due thereon or thereunder directly to Secured Party or to an account designated by Secured Party; and in such instance and from and after such notice, all amounts and Proceeds (including wire transfers, checks and other instruments) received by Pledgor in respect of any Collateral, shall be received in trust for the benefit of Secured Party, shall be segregated from the other funds of Pledgor and shall be forthwith deposited into such account or paid over or delivered to Secured Party in the same form as so received (with any necessary endorsements or assignments), to be held as Collateral and applied to the Secured Obligations as provided herein;

(b) To transfer to or register in its name, or the name of any of its agents or nominees, all or any part of the Collateral, without notice to Pledgor and with or without disclosing that such Collateral is subject to the security interest created hereunder;

(c) To exercise (i) all voting, consensual and other rights and powers pertaining to the Pledged Interests (whether or not transferred into the name of Secured Party), at any meeting of members or otherwise, and (ii) any and all rights of conversion, exchange, subscription and any other rights, privileges or options pertaining to the Pledged Interests as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Interests upon the merger, consolidation, reorganization, reclassification, combination of shares or interests, similar rearrangement or other similar fundamental change in the structure of the applicable issuer, or upon the exercise by Pledgor or Secured Party of any right, privilege or option pertaining to such Pledged Interests), and in connection therewith, the right to deposit and deliver any and all of the Pledged Interests with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as Secured Party may determine, and give all consents, waivers and ratifications in respect of the Pledged Interests, all without liability except to account for any property actually received by it, but Secured Party shall have no duty to exercise any such right, privilege or option or give any such consent, waiver or ratification and shall not be responsible for any failure to do so or delay in so doing; and for the foregoing purposes Pledgor will promptly execute and deliver or cause to be executed and delivered to Secured Party, upon request, all such proxies and other instruments as Secured Party may reasonably request to enable Secured Party to exercise such rights and powers; and

(d) To sell, resell, assign and deliver, in its sole discretion, all or any of the Collateral, in one or more parcels, at public or private sale, at any of Secured Party’s offices or elsewhere, for cash, upon credit or for future delivery, at such time or times and at such price or prices and upon such other terms as Secured Party may deem satisfactory. If any of the Collateral is sold by Secured Party upon credit or for future delivery, Secured Party shall not be liable for the failure of the purchaser to purchase or pay for the same and, in the event of any such failure, Secured Party may resell such Collateral. In no event shall Pledgor be credited with any part of the Proceeds of sale of any Collateral until, and to the extent, cash payment in respect thereof has actually been received by Secured Party. Each purchaser at any such sale shall hold the property sold absolutely, free from any claim or right of whatsoever kind, including any equity or right of redemption of Pledgor, and Pledgor hereby expressly waives all rights of redemption, stay or appraisal, and all rights to require Secured Party to marshal any assets in favor of Pledgor or any other party or against or in payment of any or all of the Secured Obligations, that it has or may have under any rule of law or statute now existing or hereafter adopted. No demand, presentment, protest, advertisement or notice of any kind (except any notice required by law, as referred to below), all of which are hereby expressly waived by Pledgor, shall be required in connection with any sale or other disposition of any part of the Collateral. If any notice of a proposed sale or other disposition of any part of the Collateral shall be required under applicable law, Secured Party shall give Pledgor at least ten (10) days’ prior notice of the time and place of any public sale and of the time after which any private sale or other disposition is to be made, which notice the Borrower agrees is commercially reasonable. Secured Party shall not be obligated to make any sale of Collateral if it shall determine not to do so, regardless of the fact that notice of sale may have been given. Secured Party may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. Upon each public sale and, to the extent permitted by applicable law, upon each private sale, Secured Party may purchase all or any of the Collateral being sold, free from any equity, right of redemption or other claim or demand, and may make payment therefor by endorsement and application (without recourse) of the Secured Obligations in lieu of cash as a credit on account of the purchase price for such Collateral.

10. Application of Proceeds.

(a) All Proceeds collected by Secured Party upon any sale, other disposition of or realization upon any of the Collateral, together with all other moneys received by Secured Party hereunder, shall be applied as set forth in the Note.

(b) Pledgor shall remain liable to the extent of any deficiency between the amount of all Proceeds realized upon sale or other disposition of the Collateral pursuant to this Agreement and the aggregate amount of the sums referred to in clauses (i) and (ii) of subsection (a) above. Upon any sale of any Collateral hereunder by Secured Party (whether by virtue of the power of sale herein granted, pursuant to judicial proceeding, or otherwise), the receipt of Secured Party or the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold, and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to Secured Party or such officer or be answerable in any way for the misapplication thereof.

(c) Upon the occurrence and during the continuance of an Event of Default, Secured Party shall have the right to cause to be established and maintained, at its principal office or such other location or locations as it may establish from time to time in its discretion, one or more accounts (collectively, “Collateral Accounts”) for the collection of cash Proceeds of the Collateral. Such Proceeds, when deposited, shall continue to constitute Collateral for the Secured Obligations and shall not constitute payment thereof until applied as herein provided. Secured Party shall have sole dominion and control over all funds deposited in any Collateral Account, and such funds may be withdrawn therefrom only by Secured Party. Upon the occurrence and during the continuance of an Event of Default, Secured Party shall have the right to apply amounts held in the Collateral Accounts in payment of the Secured Obligations in the manner provided for in subsection (a) above.

11. Indemnity and Expenses. Pledgor agrees to pay and reimburse Secured Party upon demand for all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) that Secured Party may incur in connection with (i) the custody, use or preservation of, or the sale of, collection from or other realization upon, any of the Collateral, including (but not limited to) any brokerage fees, the reasonable expenses of re- taking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, (ii) the exercise or enforcement of any rights or remedies granted hereunder (including, without limitation, under Sections 9 and 11), or otherwise available to it (whether at law, in equity or otherwise), or (iii) the failure by Pledgor to perform or observe any of the provisions hereof.

12. Secured Party: Standard of Care. Secured Party will hold all items of the Collateral at any time received under this Agreement in accordance with the provisions hereof. The obligations of Secured Party as holder of the Collateral and interests therein and with respect to the disposition thereof, and otherwise under this Agreement, are only those expressly set forth in this Agreement. The powers conferred on Secured Party hereunder are solely to protect its interest in the Collateral, and shall not impose any duty upon it to exercise any such powers. Except for treatment of the Collateral in its possession in a manner substantially equivalent to that which Secured Party, in its individual capacity, accords its own property of a similar nature, and the accounting for moneys actually received by it hereunder, Secured Party shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to the Collateral. Secured Party shall not be liable to Pledgor (i) for any loss or damage sustained by Pledgor, or (ii) for any loss, damage, depreciation or other diminution in the value of any of the Collateral that may occur as a result of or in connection with or that is in any way related to any exercise by Secured Party of any right or remedy under this Agreement, any failure to demand, collect or realize upon any of the Collateral or any delay in doing so, or any other act or failure to act on the part of Secured Party except to the extent that the same is caused by its own gross negligence or willful misconduct.

13. Further Assurances.

(a) Pledgor agrees that it will join with Secured Party to execute and, at its own expense, file and refile under the Uniform Commercial Code such financing statements, continuation statements and other documents and instruments in such offices as Secured Party may reasonably deem necessary or appropriate, and wherever required or permitted by law, in order to perfect and preserve Secured Party’s security interest in the Collateral, and hereby authorizes Secured Party to file financing statements and amendments thereto relating to all or any part of the Collateral without the signature of Pledgor where permitted by law, and agrees to do such further acts and things and to execute and deliver to Secured Party such additional conveyances, assignments, agreements and instruments as Secured Party may reasonably require or deem advisable to perfect, establish, confirm and maintain the security interest and lien provided for herein, to carry out the purposes of this Agreement or to further assure and confirm unto Secured Party its rights, powers and remedies hereunder.

(b) If Pledgor fails to perform any covenant or agreement contained in this Agreement after written request to do so by Secured Party (provided that no such request shall be necessary at any time after the occurrence and during the continuance of an Event of Default), Secured Party may itself perform, or cause the performance of, such covenant or agreement and may take any other action that it deems necessary and appropriate for the maintenance and preservation of the Collateral or its security interest therein, and the reasonable expenses so incurred in connection therewith shall be payable by Pledgor under Section 12.

14. No Waiver. The rights and remedies of Secured Party expressly set forth in this Agreement are cumulative and in addition to, and not exclusive of, all other rights and remedies available at law, in equity or otherwise. No failure or delay on the part of Secured Party in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or be construed to be a waiver of any Default or Event of Default. No course of dealing between Pledgor and Secured Party or its agents or employees shall be effective to amend, modify or discharge any provision of this Agreement or to constitute a waiver of any Default or Event of Default. No notice to or demand upon Pledgor in any case shall entitle Pledgor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of Secured Party to exercise any right or remedy or take any other or further action in any circumstances without notice or demand.

15. Pledgor’s Obligations Absolute. Pledgor agrees that its obligations here under and the security interest granted to and all rights, remedies and powers of Secured Party hereunder, are irrevocable, absolute and unconditional and shall not be discharged, limited or otherwise affected by reason of any of the following, whether or not Pledgor has knowledge thereof:

(a) any change in the time, manner or place of payment of, or in any other term of, any Secured Obligations, or any other agreement or instrument delivered pursuant to the foregoing;

(b) any sale, exchange, release, substitution, compromise, nonperfection or other action or inaction in respect of any Collateral or other direct or indirect security for the Secured Obligations, or any discharge, modification, settlement, compromise or other action or inaction in respect of any Secured Obligations;

(c) any agreement not to pursue or enforce or any failure to pursue or enforce (whether voluntarily or involuntarily as a result of operation of law, court order or otherwise) any right or remedy in respect of any Secured Obligations or any Collateral or other security therefor, or any failure to create, protect, perfect, secure, insure, continue or maintain any liens in any such Collateral or other security;

(d) the exercise of any right or remedy available under this Agreement, at law, in equity or otherwise in respect of any Collateral or other security for the Secured Obligations, in any order and by any manner thereby permitted, including, without limitation, foreclosure on any such Collateral or other security by any manner of sale thereby permitted, whether or not every aspect of such sale is commercially reasonable; or

(e) any bankruptcy, reorganization, arrangement, liquidation, insolvency, dissolution, termination, reorganization or like change in the company structure or existence of Pledgor, the members or any other Person directly or indirectly liable for the Secured Obligations.

16. Amendments, Waivers, etc. No amendment, modification, waiver, discharge or termination of, or consent to any departure by the partners from, any provision of this Agreement, shall be effective unless in a writing signed by Secured Party, and then the same shall be effective only in the specific instance and for the specific purpose for which given.

17. Continuing Security Interest; Term; Successors and Assigns; Assignment; Termination and Release; Survival. This Agreement shall create a continuing security interest in the Collateral and shall secure the payment and performance of the Secured Obligations as the same may arise and be outstanding at any time and from time to time from and after the date hereof, and shall inure to the benefit of and be enforceable by Secured Party and its successors and assigns. The lien and security interest created by this Agreement in and upon such Collateral shall be automatically released upon the satisfaction of all of the Secured Obligations. All representations, warranties, covenants and agreements herein shall survive the execution and delivery of this Agreement.

18. Other Terms. All terms in this Agreement that are not capitalized shall, unless the context otherwise requires, have the meanings provided by the Uniform Commercial Code to the extent the same are used or defined therein. As used in this Agreement, “Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may be in effect from time to time in the State of Florida; provided that if, by reason of applicable law, the validity or perfection of any security interest in any Collateral granted under this Agreement is governed by the Uniform Commercial Code as in effect in a jurisdiction other than Florida, then as to the validity or perfection, as the case may be, of such security interest, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in such other jurisdiction. “Person” shall mean any natural person, corporation, limited liability company, association, joint venture, trust, estate, governmental authority or other legal entity.

19. Notices. All notices, requests, demands and other communications (each, a “Notice”) required to be provided to a Person pursuant to this Agreement shall be in writing and shall be delivered (i) in person, (ii) by certified U.S. mail, with postage prepaid and return receipt requested, (iii) by overnight courier service, or (iv) by facsimile transmittal, with a verification copy sent on the same day by any of the methods set forth in clauses (i), (ii) and (iii), to the Person at the address or facsimile number set forth on the signature pages, or if the Person’s address is not set forth on the signature pages, then to the last known address. Each Person shall have the right to change its respective address and/or facsimile number for the purposes of this section by providing a Notice of such change in address and/or facsimile as required under this section.

20. Governing Law. This Agreement shall be interpreted, governed, construed and enforced in accordance with the laws of the State of Florida (without regard to the conflicts of law provisions thereof).

21. Severability. To the extent any provision of this Agreement is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.

22. Construction. The headings of the various sections and subsections of this Agreement have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof. Unless the context otherwise requires, words in the singular include the plural and words in the plural include the singular.

23. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

SIGNATURES TO BEGIN ON THE FOLLOWING PAGE

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SECURED PARTY:

PROGRESS BANK OF FLORIDA

By:
Lillie L. Jackson
Its: Vice President

STATE OF FLORIDA

COUNTY OF HILLSBOROUGH

The foregoing instrument was acknowledged before me this      day of July, 2009 by Lillie L. Jackson, as Vice President of PROGRESS BANK OF FLORIDA, a state chartered bank, on behalf of the Bank.

Notary

SEAL

Personally known
or Produced Identification
Type of Identification Produced

PLEDGOR:

GREENWOOD HUDSON PORTFOLIO, LLC

By: Greenwood Management Company, LLC, its managing member

By:
Kenneth J. Van Ness
Its:	Managing Member

STATE OF FLORIDA

COUNTY OF HILLSBOROUGH

The foregoing instrument was acknowledged before me this 27 day of July, 2009, by Kenneth J. Van Ness, as the Managing Member of Greenwood Management Company, a Florida limited liability company, the Managing Member of GREENWOOD HUDSON PORTFOLIO, LLC, a Florida limited liability company, on behalf of the company.

Notary

SEAL

Personally known
or Produced Identification
Type of Identification Produced	V520-510-51-430-0